March 7, 2005

Mark Barrenechea
[ADDRESS REDACTED]

Dear Mark:

     As you know, as of January 21, 2005, your new position with Computer Associates International, Inc., a Delaware corporation (the “Company”) and its affiliates from time to time (together, the “Group”), is that of Executive Vice President of Technology Strategy and Chief Technology Architect of the Company. In such capacity, you will report to the Company’s Chief Executive Officer (“CEO”).

     You will have the authority, responsibilities and reporting relationships that correspond to your position, including any particular authority, responsibilities and reporting relationships that the CEO may assign to you from time to time. You agree to comply with such policies of the Company as may be adopted from time to time. You understand that you may be spending much of your time traveling and performing many of your responsibilities from locations other than the Company’s principal offices.

     During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

     During your employment, you will not render any business, commercial or professional services to any non-member of the Group. However, you may serve on corporate, civic or charitable boards, so long as these activities do not interfere with your performance of your responsibilities under this Agreement and such service is approved by the Board.

Compensation; Benefits

     During your employment, you will continue to receive an annual base salary (your “Salary”) of $450,000, payable in accordance with the Company’s regular payroll practices.

     With respect to the fiscal year ending March 31, 2005, you remain eligible to receive an Annual Performance Bonus, with a target of $350,000, if you remain employed through March 31, 2005, subject to the terms and conditions of the Company’s 2002 Incentive Plan and the resolutions, dated June 30, 2004 (the “Resolutions”), of the Compensation and Human Resource Committee of the Board of Directors. In addition, if you remain employed through March 31, 2005, you remain eligible to receive your targeted Long-Term Performance Bonus for the performance periods commencing on April 1, 2004, which Long-Term Performance Bonus shall otherwise be subject to the applicable terms and conditions under the 2002 Incentive Plan and the Long-Term Performance Bonus program set forth in the Resolutions.

     You will be entitled to paid annual vacation during your employment in accordance with Company policy. During your employment, you will also be eligible to participate in the Group’s employee benefit and welfare plans, including plans providing retirement benefits, medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to similarly situated senior executives of the Group.

     You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement, subject to the Group’s normal practices for senior executives.

Termination of Employment

     You or the Company may terminate your employment at any time for any reason, or for no reason, subject to the provisions of this letter. On termination of your employment, the Group will have no further obligations to you except as provided below.

     Upon a termination of employment for any reason, you will be entitled to your unpaid Salary through the Effective Termination Date (as defined below), any accrued but unused vacation, and any accrued expense reimbursements in accordance with the Company’s policies. In addition, the Company will pay you any amounts and provide to you any benefits to which you are entitled, under any plan, contract or arrangement of the Group in accordance with the applicable terms thereof. Furthermore, the Company hereby affirms that you are not obligated to repay any relocation expenses which the Company paid in connection with your move from California.

     In addition, if the Company terminates your employment without Cause or you resign for Good Reason (as each term is defined in the Appendix):

(1) The Company will pay you, in one lump sum payable on the first full payroll cycle following your return of an executed separation agreement (substantially in the form attached as Exhibit A hereto) and the expiration of the seven (7) day revocation period referenced therein, an amount equal to (A) one (1) times your then current Salary and (B) $15,000 as a COBRA assistance payment, in accordance with the Company’s form of separation agreement as in effect from time to time;

(2) Each outstanding option to purchase the Company’s common stock that is held by you and that is vested and exercisable as of the Effective Termination Date, shall remain exercisable until the fifth anniversary of the Effective Termination Date or the last day of such option’s term, whichever is earlier, as provided in the applicable option award certificate and incentive plan; and

(3) You will be entitled to outplacement assistance in accordance with the Company’s policy, as in effect from time to time.

     You and the Company agree to provide 15 days’ advance written notice of any termination (a “Termination Notice”), except as provided below. Accordingly, the effective date of termination of your employment (the “Effective Termination Date”) will be 15 days after Termination Notice is given, except that (1) the Effective Termination Date will be the date of the Company’s Termination Notice if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice, (2) the Effective Termination Date will be 15 days after Termination Notice is given if your employment is terminated because of your long-term disability, (3) the Effective Termination Date will be 120 days after Termination Notice is given if your employment is terminated by the Company without Cause and such Termination Notice is given prior to June 1, 2005 and (4) the Effective Termination Date will be the time of your death if your employment is terminated because of your death. The Company may elect to place you on paid leave for all or part of the advance notice period. Additionally, in the event you give the Company Termination Notice, the Company may waive the 15-day notice requirement and accelerate the effective date to an earlier date.

     If, during your employment, there is a “Change in Control”, as defined in the Company’s Change in Control Severance Policy (the “CIC Severance Policy”), and you are entitled to the payments and benefits provided in the CIC Severance Policy they will reduce (but not below zero) the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to you the greater of the two payments or benefits but not to duplicate them. Similarly, if you are entitled to any payments or benefits under the Company’s severance policy, they will reduce the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to you the greater of the two payments or benefits but not to duplicate them.

     The Company will not be required to make the payments and provide the benefits stated in this Agreement upon a termination of employment unless you execute, comply with and deliver to the Company a separation agreement, substantially in the form attached hereto as Exhibit A. Such separation agreement will require you to certify that you have complied, and will continue to comply, with each of the provisions of the Employment and Confidentiality Agreement (or similar agreement) that you signed when you began working for the Company (the “Employee Agreement”), except that the separation agreement will provide that your covenant not to compete for the one-year period following your termination (as set forth in the Employee Agreement) will be revised to specifically prohibit your engaging in any competitive activities with the following entities: IBM, Microsoft Corp., BMC Software, Quest and EMC. You will continue to remain subject to all of the other provisions in the Employee Agreement including, without limitation, the non-solicitation provisions relating to customers and employees, as set forth therein.

No Public Statements or Disparagement

     Except as required by statute or legal process, you agree that you will not intentionally make any public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents. Except as required by statute or legal process, the Company agrees that it will not intentionally make any public statement that would libel, slander or disparage you.

Indemnification

     For so long as you are employed by the Company pursuant to this Agreement and at all times thereafter, the Company shall indemnify and hold you harmless for acts and omissions in your capacity as Executive Vice President in accordance with the Company’s bylaws.

General Provisions

     This Agreement and the other documents referred to herein represent the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersede any earlier agreement, written or oral, with respect to the subject matter thereof. You hereby acknowledge that you are not subject to any obligation which would in any way restrict the performance of your duties hereunder. You may not assign this Agreement without the Company’s consent.

     This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

     The Group may withhold from any payment provided in this Agreement any taxes that are required to be withheld under any law, rule or regulation.

     If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and the remainder of this Agreement will not be affected.

     This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

     Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this

Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

     This Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Group.

     This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. However, this Agreement will not be effective until the date both parties have executed this Agreement.

Very truly yours,

COMPUTER ASSOCIATES INTERNATIONAL, INC.

/s/ Andrew G Goodman

Name: Andrew G. Goodman
Title: Senior Vice President, HR

Accepted and agreed to:

/s/ Mark Barrenechea

Mark Barrenechea

APPENDIX

“Cause” means any of the following:

1. Your failure to perform your duties and responsibilities to the Group under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within fifteen (15) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the manner in which the Company believes you have not performed your duties and responsibilities.

2. Your engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.

3. Your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.

4. Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability).

5. Your breach of your fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group.

6. Your (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause”.

7. Your removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation.

8. Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Group under this Agreement, if a. the disqualification, bar or loss continues for more than 30 days and b. during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).

9. Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within 15 days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

10. Your violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

For this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group.

“Good Reason” means any of the following actions that occur after the date hereof:

1.	Any material and adverse change in your position with the Group;

2.	Any reduction in your Salary;

3.	The Company’s material breach of this Agreement;

4.	You resign for any reason on or after June 15, 2005;

provided that, no alleged action, reduction or breach set forth above in clauses (1) through (3) above shall be deemed to constitute “Good Reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from you of a written notice, setting forth such course of conduct deemed by you to constitute “Good Reason.”

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE

          Computer Associates International, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, legal entities in or outside the United States, affiliates, divisions, successors and assigns (hereinafter collectively referred to as the “Company”) and “I” [___] agree as follows:

1. I acknowledge that the Company advised me to read this agreement (the “Agreement”) and carefully consider all of its terms before signing it. The Company gave me 21 calendar days to consider this Agreement. I acknowledge that:

(a)	To the extent I deemed appropriate, I took advantage of this period to consider this Agreement before signing it;

(b)	I carefully read this Agreement;

(c)	I fully understand it;

(d)	I am entering into it knowingly and voluntarily;

(e)	The Company advised me to discuss this Agreement with my attorney (at my own expense) before signing it and I decided to seek legal advice or not seek legal advice to the extent I deemed appropriate; and,

(f)	I understand that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that I execute the Agreement.

2. I understand that I may revoke this Agreement within seven (7) days after I sign it by providing written notice on or before the seventh (7th) day after signing this Agreement to Andrew Goodman, Divisional Sr. Vice President of Human Resources, located at One Computer Associates Plaza, Islandia, New York, 11749. I understand and agree that the Company will not send me any consideration described in paragraph 4 below until the seven (7) day revocation period has expired.

3. I understand that my employment with the Company ended [___] (the “Termination Date”).

4. In exchange for my full acceptance of this Agreement, the Company will pay me the following consideration:

     (a) the sum of $[___] DOLLARS and NO CENTS as a separation payment (“Separation Payment”); and,

     (b) the sum of $[___] DOLLARS and NO CENTS to assist me in continuing my medical insurance coverage (“COBRA Assistance Payment”).1

[1]	I understand that if I wish to continue my medical insurance coverage pursuant to COBRA that I must elect COBRA coverage (by following the procedure set forth in the COBRA notice that I will receive from ADP for making such an election) within the timeframes specified in the COBRA notice. I further understand that my signature on this agreement is NOT a COBRA election.

I understand and agree that the Company will make normal withholdings from the Separation Payment and the COBRA Assistance Payment for things such as federal, state and local taxes. I further understand that the combined amount of the Separation Payment and the COBRA Assistance Payment will be made in one lump sum payable on the first full payroll cycle following my return of this executed Agreement to the Company and the expiration of the seven (7) day revocation period referenced in paragraph 2 of this Agreement.

5. To the greatest extent permitted by law, I release the Company from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement. The claims I am waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to my employment with the Company or the Company’s termination of my employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company; and, any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and any other federal law, state law, local law, country law, common law, or any other statute, regulation, or law of any type. I also waive any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency.

The Company acknowledges that neither the Company nor any of its senior executives are aware of any claims or causes of action arising on or prior to the date of this Agreement against me arising from my employment relationship with the Company.

6. I understand and agree that the waiver and release of claims contained in paragraph 5 of this Agreement shall not apply to any of the following:

a.	Any rights I may have to continued health or dental benefits under a Company-sponsored benefit plan. Any such benefits shall be governed by the terms of the specific benefit plan under which such benefits are provided;

b.	Any rights I may have pertaining to the exercise of vested stock options granted under a stock option plan administered by the Company. Any such vested options will be governed by the terms of the stock option plan and grant agreements under which such options were granted (and any amendments thereto, including the amendments contemplated under the employment letter between the Company and me, dated March 7, 2005 (the “Employment Agreement”));

c.	Any rights in the nature of indemnification which I may have with respect to claims against me relating to or arising out of my employment with the Company in accordance with the Company’s bylaws and applicable law;

d.	Any rights I may have for coverage under the Company’s Director and Officer insurance policy;

e.	Any rights I may have to obtain contributions, as permitted by law, in the event of a judgment against me for any act for which the Company and I are determined to be jointly liable;

f.	Any rights I may have related to payment for accrued but unused vacation as of the Termination Date;

g.	Any rights I may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

h.	Any rights I may have related to vested monies that I may have within the Company’s 401(k) plan;

i.	Any rights I may have related to monies that I may have within the Company’s Employee Stock Purchase Plan;

j.	Any claim I may have to reimbursement of business-related expenses that I incurred while performing my job for the Company. Such amounts will be paid if deemed owing in accordance with Company policy

7. I acknowledge that the Company is under no obligation to make the payments or provide the benefits being provided to me pursuant to paragraph 4 of this Agreement, and that the Company will do so only subject to my agreement to, and compliance with, the terms of this Agreement. I agree and acknowledge that if I breach any of the provisions of this Agreement, I will be required to immediately reimburse to the Company the Separation Payment and COBRA Assistance Payment and all of my options that are then-outstanding will be immediately forfeited.

8. I understand and agree that I will not voluntarily participate in any other investigation, suit or proceeding by any other individual or agency, state or federal, against the Company except as is required by law. Nothing in the preceding sentence shall prohibit me from testifying pursuant to subpoena or from speaking to the Securities and Exchange Commission, U.S. Attorney’s Office or Federal Bureau of Investigation in connection with any inquiry they may be conducting into the Company’s business practices. I further warrant that I have not filed, and will not make or file, any claim, charge, or lawsuit relating to my employment with the Company or any event that occurred prior to my execution of this Agreement.

9. I understand and agree that I will not say that this Agreement is an admission of guilt or wrongdoing by the Company and I acknowledge that the Company does not believe or admit that it has done anything wrong. I also will not do anything to criticize, denigrate, or disparage the Company.

10. I certify that I have complied with the provisions of the Employment and Confidentiality Agreement (or similar agreement) that I signed when I began working for the Company (the “Employee Agreement”) and that I have not done or in any way been a party to, or knowingly permitted, any of the following;

a.	disclosure of any confidential matters or trade secrets of the Company;

b.	retention of any confidential materials (including product and marketing information, development documents or materials, drawings, or other intellectual property) created or used by me or others during my employment;

c.	copying any of the above; and,

d.	retention of any materials or personal property (including any documents or other written materials, or any items of computer or other hardware, or any software) belonging to, or in the possession of the Company.

11. I understand and agree that I have a continuing obligation to preserve as confidential (and not to reveal to anyone or use, for myself or anyone else) any trade secret, know-how or confidential information created or learned by me during my employment with the Company. By signing this Agreement, I confirm my promise to comply with each and every one of the obligations that I undertook in the Employee Agreement; provided, however, that, in accordance with the Employment Agreement, the covenant not to compete contained in Section 9(i) of the Employee Agreement is hereby amended to specifically limit the businesses considered to “engage in any business activities that are competitive with the business activities of the Company or those of its subsidiary or parent companies” to the following: IBM, Microsoft Corp., BMC Software, Quest and EMC. I expressly confirm that I know of no reason why any promise or obligation set forth in the Employee Agreement should not be fully enforceable against me. I understand that the terms of the Employee Agreement, as amended herein, are incorporated into this Agreement by reference.

12. I agree that if a court of law determines that I have breached a promise that I make under this Agreement that I will be obligated to pay the reasonable attorney’s fees and any damages the Company may incur as a result of or related to such breach. I acknowledge that any actual or threatened violation of Paragraphs 10 or 11 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting me from committing any such violation.

13. I agree that in the future I will not apply for or seek employment with the Company. I understand and agree that if I seek employment with the Company and I am hired, that the Company will have a legitimate and valid reason to terminate my employment as part of the consideration that it will receive in connection with this Agreement.

14. This Agreement, the Employment Agreement and the Employee Agreement contain the entire agreement between me and the Company regarding the subjects addressed herein, and may be amended only by a writing signed by myself and the Company’s Divisional Sr. Vice President of Human Resources. I acknowledge that the Company has made no representations or promises to me other than those in this Agreement. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.

15. I agree that if I am notified that any claim has been filed against me or the Company that relates to my employment with the Company, I will provide prompt written notice of the same to the Company, and shall cooperate fully with CA in resolving any such claim. Further, I agree that I will make myself reasonably available to CA representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to my tenure with CA. I further agree that I will provide the Company with any information and/or documentation in my possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I further agree that if requested to do so by the Company, I will provide declarations or statements to CA, will meet with attorneys or other representatives of CA, and will prepare for and give depositions or testimony on behalf of CA relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I understand and agree that to the extent my compliance with the terms of this paragraph 15 requires me to travel or otherwise incur expenses, the Company will reimburse me for any such reasonable expenses that I incur. Finally, I understand that subject to and in accordance with applicable law and the Company’s bylaws, the Company agrees to indemnify me with respect to any action, suit or proceeding to which I am made or threatened to be made a party that arises out of my good faith performance of my job responsibilities with the Company.

16. This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company.

17. This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, my employment with the Company, or my separation from the Company. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection to personal jurisdiction over me in the state or federal courts of the State of New York.

18. I understand and agree that the terms and conditions of this Agreement are confidential. Prior to the date this Agreement becomes publicly available, I will hold these terms and conditions in strict confidence and not disclose the content of this Agreement to anyone, except my immediate family, as required by law, or as necessary to obtain financial or legal advice. My violation of this promise will be considered a material breach of this Agreement.

19. California Employees. I further agree that by signing this Agreement that I am waiving all rights under section 1542 of the Civil Code of California. This section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, I expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims that I do not know or suspect to exist in my favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. This Agreement shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any additional or different facts.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, I sign my name and enter this Agreement on behalf of myself, my legal representatives, executors, heirs and assigns.

EMPLOYEE

BY:

EMPLOYEE SIGNATURE

EMPLOYEE NAME – PRINTED	DATE

Sworn and subscribed before me this the                      day of                                         , 200     .

By:

Notary Public

NOTARIAL STAMP OR SEAL

COMPUTER ASSOCIATES INTERNATIONAL, INC.

BY:

ANDREW GOODMAN SENIOR VICE PRESIDENT – HUMAN RESOURCES

DATE: